Exhibit 10.1
EXECUTION COPY
JOINT VENTURE AGREEMENT
between
INTERSECTIONS INC.
(“INTX”)
CONTROL RISK GROUP LIMITED
(“CRG”)
CONTROL RISK GROUP HOLDINGS LIMITED
(“CRGH”)
and
SCREENING INTERNATIONAL LLC
(“Company”)
Dated May 15, 2006

i

6.2	Transfers in Violation of Agreement	27
6.3	Appraisal	27
6.4	Rights of First Refusal	28
6.5	Tag-Along Right	30
6.6	Drag-Along Right	30

ARTICLE VII MANAGEMENT OF THE VENTURE		33
7.1	Board of Managers	33
7.2	Committees	33
7.3	Management of the Venture; Minority Protection Rights	33
7.4	Deadlock	35
7.5	Access	35
7.6	Management of ABI, Screening	35

ARTICLE VIII FINANCIAL POLICIES		36
8.1	Distributions	36
8.2	Loans	36
8.3	Use of Cash	36

ARTICLE IX FISCAL YEAR; BOOKS AND RECORDS; TAX RETURNS		36
9.1	Fiscal Year	36
9.2	Books and Records	36
9.3	Tax Returns	37
9.4	Bank Accounts	37

ARTICLE X COMPETITION OR CHANGE OF CONTROL		37
10.1	Establishment of Competitive Businesses	37
10.2	Change of Control	38

ARTICLE XI DISPUTE RESOLUTION		38
11.1	Exclusive Nature	38
11.2	Mediation and Arbitration	38
11.3	Confidentiality	39

ARTICLE XII MISCELLANEOUS		39
12.1	Filing of Agreement	39
12.2	Confidentiality	39
12.3	Definitions	40
12.4	Termination	43
12.5	Notices	44
12.6	Governing Law	44
12.7	Captions	44
12.8	Counterparts; Facsimile Transmission	44
12.9	Severability	44
12.10	Specific Performance	44
12.11	Binding Effect; Assignment	45
12.12	Modification; Waiver	45

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12.13	Cross Default	45
12.14	Indemnification	45
12.15	CRGH Guarantee	47
12.16	Publicity	47
12.17	Entire and Sole Agreement	47
12.18	Further Assurances	47
SCHEDULES

Schedule A	Certificate of Formation
Schedule B	LLC Agreement
Schedule C	Percentage Interests
Schedule D	Actions Prior to Closing
Schedule E-1	CRG Marketing Agreement
Schedule E-2	CRG Intellectual Property License Agreement
Schedule E-3	CRG/Screening Services Agreement
Schedule E-4	Hive-down Agreement
Schedule E-5	INTX Management and Services Agreement
Schedule F	CRG Disclosure Schedule
Schedule G	INTX Disclosure Schedule
Schedule H	Closing Actions
Schedule I	Tax Deed of Covenant
Schedule J	CRGH Guarantee

iii

JOINT VENTURE AGREEMENT
     This JOINT VENTURE AGREEMENT (together with all Schedules hereto the “Agreement”) is made as of this 15th day of May 2006 by and between INTERSECTIONS INC., a Delaware corporation (“INTX”), CONTROL RISK GROUP LIMITED, a company incorporated in England and Wales with registration number 1810707 (“CRG”) (INTX and CRG are referred to herein individually as a “Party” and together as the “Parties” or as a “Member” and together as the “Members”), CONTROL RISKS GROUP HOLDINGS LIMITED, a company incorporated in England and Wales with registration number 1548306 (“CRGH”), and SCREENING INTERNATIONAL LLC, a limited liability company formed pursuant to the laws of the State of Delaware (the “Company”).
Recitals
     A. INTX and CRGH entered into a Letter of Intent dated March 3, 2006, pursuant to which CRGH and INTX set forth certain understandings and agreements relating to the possible business combination by way of a joint venture (the “Venture”) through, among other things, the contribution to a Delaware Limited Liability Company of INTX’s wholly-owned subsidiary American Background Information Services, Inc. (“ABI”) and a wholly-owned subsidiary of CRG, Control Risks Screening Limited (“Screening”).
     B. The purpose of the Venture, as more fully detailed herein, is for the Parties to offer and provide employment background screening and vendor and business partner screening services to businesses through a global distribution network, and engage in such other business activities as are approved by the Board of Managers of the Company from time to time, subject to the Minority Protection Rights provided herein.
     C. CRG will transfer to the Company the Screening Shares and INTX will transfer to the Company the ABI Shares (the Screening Shares and the ABI Shares, herein collectively the “Transferred Property”). In addition, each Party will contribute certain management and other services critical to the success of the Venture and, connection therewith, enter into the various required Ancillary Agreements to this Agreement.
     D. CRGH enters into this Agreement for the purpose of guaranteeing performance by CRG of its obligations under this Agreement and under each of the Ancillary Agreements, as more fully set forth in Schedule J hereto.
Agreement
     In consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound, CRG, INTX, CRGH and the Company hereby agree as follows:

ARTICLE I
FORMATION
     1.1 Agreement to Form a LLC. CRG and INTX have formed the Company pursuant to the laws of the State of Delaware. The Certificate of Formation and Limited Liability Company Agreement of the Company (“LLC Agreement”) shall be consistent with this Agreement and in substantially the form as set forth on Schedules A and B hereto, respectively.
     1.2 Name. The name under which the Company has been formed and shall conduct business is “Screening International, LLC”.
     1.3 Term. This Agreement shall remain in effect until termination of the Venture in accordance with Section 12.4 below.
     1.4 Principal Corporate Office. The principal office of the Company shall be located at 629 Cedar Creek Grade, Suite C, Winchester, Virginia 22601 or at such location as the Board of Managers of the Company shall determine from time to time.
     1.5 Ownership and Waiver of Partition. Except as otherwise provided for herein or separately by mutual agreement of the Parties, all property and interests in property (real, personal or intangible), owned by the Company shall be held in the name of the Company and deemed owned by the Company as an entity, and no Party, individually, shall have any ownership of or interest in such property owned by the Company except as a member of the Company. Each of the Parties irrevocably waives, during the term of the Venture and during any period of liquidation following any dissolution of the Company, any right that it may have to seek or maintain any action for partition with respects to the assets of the Company.
     1.6 Costs of Formation. Each of the Parties hereto will bear all costs, charges and expenses incurred by such Party in connection with this Agreement and the consummation of the transactions contemplated herein.
     1.7 Scope of Business. The scope of the business (the “Business”) of the Venture shall be to offer and provide employment background screening and vendor and business partner screening services (the “Products”) to corporations, partnerships, joint ventures and other business and commercial entities, not-for-profit entities, and governmental agencies and bodies (each and collectively, an “Entity”), through a global distribution network, and engage in such other business activities as are approved by the Board of Managers of the Company, subject to the Minority Protection Rights. Notwithstanding anything to the contrary in the foregoing, and unless otherwise approved by the Board of Managers of the Company, subject to the Minority Protection Rights, however, the scope of the Business shall not include: (i) the provision to any Entity of services or sale of products to any Entity relating to identity verification, identity fraud or theft protection, or business or personal credit reports or credit information, and (ii) the provision of professional due diligence investigations that generally (A) are not provided on a volume basis, (B) include a detailed written analysis or appraisal, and (C) as of the date of the Closing, are provided for a fee of more than US $1,000 (adjusted by the applicable exchange rate as of Closing for other currencies) per investigation per person (a product or service that meets all of the criteria listed above, a “Professional Due Diligence Investigation”).
ARTICLE II
CAPITALIZATION
     2.1 Units. Ownership interests in the Company shall be known as Units (the “Units”) and the Party holding such Units sometimes referred to herein as a “Unitholder”.
     2.2 Initial Contributions of the Parties. The initial capital contributions of the Parties (the “Initial Contributions”) shall be as set forth below:
          (a) The Initial Contribution of CRG shall be made in the form of the Screening Shares, the making of representations and warranties set out in Article IV and the entering into of certain of the Ancillary Agreements. In exchange for CRG’s Initial Contribution, CRG shall receive an initial percentage of the issued and outstanding Units of the Company (“Percentage Interest”) equal to forty-five percent (45%) of the issued and outstanding Units.
          (b) The Initial Contribution of INTX shall be made in the form of the ABI Shares, the making of the representations and warranties in Article IV and the entering into of certain of the Ancillary Agreements. In exchange for INTX’s Initial Contribution, INTX shall receive an initial Percentage Interest equal to fifty-five percent (55%) of the issued and outstanding Units of the Company.
          (c) Schedule C to this Agreement shall set forth the Percentage Interests of the Parties. Schedule C shall be amended from time to time by the Board of Managers to the extent necessary to reflect any changes in each Party’s Percentage Interest pursuant to any Additional Capital Contributions or similar event under Sections 2.3 and 2.4 below or pursuant to any adjustment required hereby or by the LLC Agreement.
     2.3 Financing and Additional Capital Contributions. The Members shall cooperate in good faith to meet any capital or funding needs related to the operation of the Venture as determined by the Board of Managers, consistent with the Minority Protection Rights as set forth in Section 7.3 below. The Members will approach funding needs by (in order of preference) (a) utilizing internally generated funds of the Company or the Subsidiaries, (b) obtaining the best then-available financing from a third party lender to the Company or the Subsidiaries, (c) obtaining financing from a third party lender to the Company with each of the Members guaranteeing such indebtedness in proportion with their respective Percentage Interests at the time the guarantees are issued, (d) obtaining financing from a Member on such commercially reasonable terms as the Board of Managers may determine; provided that the Company shall offer to the Members the opportunity to lend or otherwise provide such funds (other than as capital contributions) on such commercially reasonable terms, pro rata in proportion to their respective Percentage Interests, or as otherwise may be agreed to, (e) a combination of (a), (b), (c) and (d) above together with a capital call on the Members to make additional capital contributions in the form of additional equity investments (such additional capital contributions in the form of additional equity investments, and consistent with the Minority Protection Rights, “Additional Capital Contributions”), and (f) a capital call on the Members for Additional Capital Contributions. All capital calls on the Members shall be in proportion to their respective Percentage Interest at the time the capital call is made.
     2.4 Failure to Make Required Additional Capital Contributions. If either Party fails to make all or some of its Additional Capital Contribution to the Company as required pursuant to Section 2.3 (the “Non-Contributing Party”), the other Party, upon making its own required Additional Capital Contribution, may (but is not required to), without prejudice to such other rights or remedies as may be available under applicable law or hereunder, contribute to the Company an additional amount equal to the Non-Contributing Party’s unpaid Additional Capital Contribution. Such Party may fund any such amount for twelve (12) months via a senior-secured promissory note and loan agreement with the Company the (“Default Note”) at an annualized rate of interest equal to LIBOR plus 6%. Any security for the Default Notice shall be subordinated to any third party security required as a term of financing required in accordance with Section 2.3 (whether before or after the relevant capital call). During such twelve (12) month period following default, the Non-Contributing Party shall have the right to cure such funding default by paying to the Company the required Additional Capital Contribution and paying to the Company an additional amount equal to the interest payable on the Default Note. Following satisfactory payments of both such amounts, the appropriate number of Units will be issued to the Non-Contributing Party and the respective Percentage Interests of the Parties shall be re-adjusted and reinstated as if the default by the Non-Contributing Party had not occurred.
     If, however, the Non-Contributing Party fails to cure such default within the allotted twelve (12) month period, the non-defaulting Party may thereafter, in its sole discretion, either (i) extend such senior secured loan arrangement with the Company, repayable over a period not to exceed five (5) years in total (calculated from the date of the commencement of the loan), or (ii) make an Additional Capital Contribution in exchange for additional Units of the Company, with such Units being issued based on the following valuation of the Company: (x) if such default by the Non-Contributing Party occurs within three (3) years of the Closing, the valuation of the Company in connection with such additional issuance of Units shall be $37.8 million (i.e., the agreed upon enterprise value of the Company as at Closing), or (y) if such default by the Non-Contributing Party occurs more than three (3) years after the Closing, the valuation of the Company in connection with such additional issuance of Units shall be made pursuant to the valuation determined by application of the Company appraisal mechanism set forth in Section 6.3 below.
     Following such events, the Percentage Interests of the Parties shall, ipso facto, be adjusted in order that each Party’s Percentage Interest shall be equal to (a) the total amount of Capital Contributions made by such Party, divided by (b) the total amount of Capital Contributions made by all Parties.
     2.5 No Individual Authority. Neither Party shall, without the express, prior written consent of the other Party, take any action for or on behalf of or in the name of the Company, any Subsidiary or the other Party, or assume, undertake or enter into any commitment, debt, duty or obligation binding upon the Company or the other Party, except for (a) actions expressly provided for in this Agreement (including, without limitation, the rights and obligations set forth in the INTX Management and Services Agreement), or the LLC Agreement, (b) actions approved by the Board of Managers within the scope of its authority granted in this Agreement or the LLC Agreement and consistent with the Minority Protection Rights or (c) actions to enforce the rights of the Company or any of the Subsidiaries under any of the Ancillary Agreements. Any action taken in violation of this Section 2.5 shall be void. Each Party shall indemnify and hold harmless the Company and the other Party from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and costs and expenses (including, but not limited to, reasonable attorney’s fees and all court costs), arising directly or indirectly, in whole or in part, out of any breach of this Section 2.5 by such Party, unless and to the extent such Party was acting in good faith and on reasonable belief that it was authorized hereunder to take such action. This provision shall survive termination of this Agreement or dissolution of the Company.
ARTICLE III
SECURITIES PURCHASE; CLOSING
     3.1 Purchase and Sale of the Company Units. The Parties will execute and deliver counterparts of the Ancillary Agreements and make the Initial Contributions to the Company at a closing (the “Closing”) to be held on a date mutually satisfactory to the Parties, expected to be on or about May 31, 2006. At the Closing, the Parties will cause the Company to sell to each of the Parties and, subject to the terms and conditions set forth herein, each of the Parties will purchase from the Company the number of Units set forth opposite such Party’s name on Schedule C. The Closing of the purchase and sale of the Units and the initiation of the Venture will be effected by exchange of documents, certificates and agreements, by air courier, facsimile transmission or other means satisfactory to the Parties.
     3.2 Conduct of Business prior to Closing. The provision of Schedule D shall apply to the period between the date of this Agreement and Closing.
     3.3 Conditions of each of the Parties’ Obligations to Closing. The obligation of each of the Parties to purchase and pay for the Units and to initiate the Venture is subject to the satisfaction as of the Closing of the following conditions:
          (a) Representations and Warranties. The representations and warranties contained in ARTICLE IV given by the relevant Party hereof will be true and correct at and as of the Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein and except as may be updated pursuant to Section 3.3(g) below.
          (b) Certificate of Formation. The Company’s Certificate of Formation, as so filed in the State of Delaware, will be in full force and effect at the Closing and will not have been further amended or modified.

          (c) Limited Liability Company Agreement. The Parties will have entered into the LLC Agreement and such LLC Agreement will not have been amended or modified and will be in full force and effect as of the Closing.
          (d) Paid-in Capital. The Company will have received from the Parties the Initial Contributions as total payment for the Units.
          (e) Proceedings. All proceedings taken or required to be taken in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto (including, without limitation, the Ancillary Agreements) will be satisfactory in form and substance to the Parties.
          (f) Waiver. Any condition specified in this Section 3.3 may be waived; provided that no such waiver will be effective against the Parties unless it is set forth in a writing executed by both of the Parties.
          (g) Disclosure Schedule Update. Each of the Parties acknowledge that in connection with the making of representations and warranties hereunder, they will each prepare and deliver a Disclosure Schedule to the other Party prior to the signing of this Agreement (Schedule F and G hereto). Either Party may, between signing and up to a period no later than 2 business days prior to Closing prepare and deliver to the other Party a modification and update to their respective Disclosure Schedule (reflecting additional disclosure from the date of signing through Closing) which will serve to further qualify the various representations and warranties made hereunder; provided, however, that if any Party prepares and delivers a modified Disclosure Schedule to the other Party hereto, the receiving Party shall have the right, in its sole discretion, to determine not to proceed with Closing of the transactions contemplated hereby in the event that it determines in good faith that such revised Disclosure Schedule constitutes a significant, material alteration to the Disclosure Schedule previously delivered to it at the time of signing this Agreement. In such event, this Agreement shall automatically terminate at the option of such receiving Party and the Closing shall not occur.
     3.4 Conditions of INTX’s Obligations to Closing. The obligation of INTX to purchase and pay for its Units and to initiate the Venture is subject to the matters in Schedule H having been completed and is further subject to the satisfaction as of the Closing of the following conditions:
          (a) CRG Marketing Agreement. CRG shall have entered into a CRG Marketing Agreement with the Company substantially in the form attached hereto as Schedule E-1.
          (b) CRG License Agreement. CRG shall have entered into the CRG Intellectual Property License Agreement with the Company substantially in form attached hereto as Schedule E-2.
          (c) CRG/Screening Services Agreement. CRG shall have entered into the CRG/Screening Services Agreement with Screening (naming the Company as an intended third-party beneficiary) substantially in the form attached hereto as Schedule E-3.

          (d) Hive-down Agreement. CRG and Screening shall have entered into contractual agreements substantially in the form attached hereto as Schedule E-4 (with any such modifications acceptable to INTX, acting reasonably, it being acknowledged by INTX that the apportionment of Business Contracts, Cash and Book Debts (each as defined in the Hive-down Agreement) as set forth in clause 4.3 of Schedule E-4 may change between the date hereof and Closing based on ordinary course of business transactions).
          (e) Capital Contribution of CRG. CRG shall have contributed to the Company, in exchange for its Units, the Screening Shares (by executing a stock transfer form in relation thereto), and shall have delivered such deeds, bills of sale, endorsements, assignments, licenses, affidavits, and other good and sufficient instruments of sale, assignment, conveyance and transfer (including assignments of permits, leases and licenses) in form and substance reasonably satisfactory to INTX, as are required to vest in the Company all of CRG’s right, title and interest in and to its Transferred Property.
          (f) Hive Down. The following contracts shall have been transferred or assigned to Screening by CRG or one of its Subsidiaries in a form reasonably satisfactory to INTX and all counterparties to such contracts shall have consented in a form reasonably satisfactory to INTX to the transactions set forth in this Agreement: (i) UK Criminal Records Bureau; (ii) Disclosure Scotland; (iii) Equifax; (iv) Experian; (v) Analystic; (vi) Microsoft Office; (vii) Ingrove Ltd.
          (g) Tax Indemnity. CRG and INTX shall have entered into the Tax Indemnity in the form attached hereto as Schedule I.
          (h) Waiver. Any condition specified in this Section 3.4 may be waived by INTX; provided, however, that no such waiver will be effective against INTX unless it is set forth in a writing executed by INTX.
     3.5 Conditions of CRG’s Obligations to Closing. The obligation of CRG to purchase and pay for its Units and to initiate the Venture is subject to the matters in Schedule H having been completed and is further subject to the satisfaction as of the Closing of the following additional conditions:
          (a) INTX Management and Services Agreement. INTX and the Company shall have entered into the INTX Management and Services Agreement substantially in the form attached hereto as Schedule E-5.
          (b) Capital Contribution of INTX. INTX shall have contributed to the Company, in exchange for its Units, the ABI Shares by executing a stock transfer form or similar documentation in relation thereto, and shall have delivered such deeds, bills of sale, endorsements, assignments, affidavits, and other good and sufficient instruments of sale, assignment, licenses, conveyance and transfer (including assignments of permits, leases and licenses) in form and substance reasonably satisfactory to CRG, as are required to vest in the Company all of INTX’s right, title and interest in and to its Transferred Property.

          (c) Waiver. Any condition specified in this Section 3.5 may be waived by CRG; provided, however, that no such waiver will be effective against CRG unless it is set forth in a writing executed by CRG.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     4.1 Representations and Warranties of INTX to CRG and the Company. As a material inducement for CRG to make its Initial Contribution, INTX hereby represents and warrants to CRG on the date of this Agreement and the date of Closing:
          (a) Authority. INTX has all requisite power and authority to transfer the Transferred Property and make its Initial Contribution to the Company in exchange for its respective Percentage Interest. The transfer thereof as contemplated hereby will not (i) violate, conflict with or result in a breach of any instrument or agreement to which it is a party or which would affect the Company’s ownership of the INTX Transferred Property, (ii) violate any provisions of, or result in the breach of INTX’s Certificate of Incorporation, Bylaws or other organizational or constituent documents, or (iii) violate any law, statute, rule, regulation, judgment, order, permit, license, or decree applicable to INTX or ABI.
          (b) Reserved.
          (c) Title to Transferred Property. INTX is the sole legal and beneficial owner of its Transferred Property to be contributed to the Company, and, upon the transfer of its Transferred Property to the Company and except as otherwise provided for herein, the Company shall have good and marketable title to that Transferred Property free and clear of any and all liens, security interests, mortgages, claims, encumbrances, options, rights of first refusal to purchase or license, or charges or any contractual restrictions of whatever nature. Without limiting the generality of the foregoing, INTX represents and warrants that the authorized equity securities of ABI consist of 5,000 shares of Common Stock, par value $1.00 per share, of which 5,000 shares are issued and outstanding (the “ABI Shares”) and that INTX is the sole record and beneficial owner of all of the ABI Shares, free and clear of all Encumbrances and the ABI Shares have been duly authorized, validly issued and are fully paid and nonassessable.
          (d) Litigation. There are (i) no audits, inspections, actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or, to the knowledge of INTX, threatened against it or any of its Affiliates, whether at law or in equity, whether civil or criminal in nature or whether before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which relates to INTX’s Transferred Property, nor, to the knowledge of INTX, does any basis exist therefor; (ii) no judgments, decrees, injunctions or orders of any court, tribunal, governmental department, commission, agency, instrumentality or arbitrator against INTX or any Affiliate of INTX in any way relating to its Transferred Property; or (iii) no proceedings under any bankruptcy or insolvency laws against INTX which have not been terminated.

          (e) Compliance; Government Authorization. To INTX’s knowledge, it and ABI have complied, and are currently in compliance in all material respects, with all applicable federal, state, territorial and local laws, ordinances, regulations or orders applicable to ABI.
          (f) Infringement. (i) ABI owns legally and beneficially or licenses all necessary rights in and over all Intellectual Property used by ABI, or otherwise necessary to operate the business of ABI, (ii) to its knowledge, the operation of the business of ABI does not infringe, misappropriate or violate the Intellectual Property rights of any third party, (iii) to its knowledge, no third party is infringing on any Intellectual Property owned or exclusively licensed to ABI, and (iv) the Company and its Subsidiaries will be able to use and exercise the Intellectual Property used by ABI after the Closing to the same extent used by ABI prior to the Closing and the consummation of the transactions contemplated hereunder will not restrict, inhibit or impair such rights.
          (g) Financial Statements. INTX has delivered to CRG copies of the unaudited balance sheet of ABI as at April 30, 2006 (the “ABI Balance Sheet Date”) and the related unaudited profit and loss account for the period then ended (such statements, including the related notes and schedules thereto are referred to herein as the “ABI Financial Statements”). The ABI Financial Statements have been prepared in accordance with US GAAP consistently applied and present fairly in all material respects the financial position, results of operations and cash flows of ABI as of the date and for the period indicated therein. Nothing has come to the attention of INTX since such date that would indicate that such ABI Financial Statements are not true and correct in all material respects as of the date thereof. Furthermore, an unaudited balance sheet of ABI as at the date of Closing prepared on the same basis as the ABI Financial Statements will reflect an aggregate Tangible Net Book Value of not less than (US$4.4m).
          (h) Internal Controls. ABI maintains a system of internal accounting controls sufficient to provide reasonable assurances that all transactions and dispositions of its assets are accurately and fairly reflected on its books and records; that all such transactions are executed in accordance with management’s general or specific authorization; and that all such transactions are recorded as necessary to permit preparation of its financial statements in conformity with US GAAP and to maintain accountability for its asset.
          (i) Absence of Undisclosed Liabilities. ABI does not have any liability (whether known or unknown and whether absolute or contingent), except for (a) liabilities shown on the ABI Financial Statements, (b) liabilities which have arisen since the ABI Balance Sheet Date in the ordinary course of business or which have been disclosed in the ABI Disclosure Schedule and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by US GAAP to be reflected on a balance sheet and which would not, either individually or in the aggregate, have or result in a material adverse effect on the business or operations of ABI. ABI does not have any off-balance sheet liabilities that are not required by such accounting principles to be so reflected.

          (j) Taxes. INTX (in respect of ABI) and ABI have timely filed all Tax returns or reports required pursuant to applicable law, and has timely paid all Taxes or assessments due.
          (k) Insurance. ABI maintains (or INTX maintains on ABI’s behalf) valid policies of insurance (as set forth in the INTX Disclosure Schedule) with respect to its properties and business of the kinds and in the amounts not less than is customarily obtained by corporations of established reputation engaged in the same or similar business and similarly situated, including, without limitation, insurance against loss, damage, fire, theft, public liability and other risks.
          (l) Material Contracts and Obligations. Set forth on the INTX Disclosure Schedule is a list of all material agreements or commitments of any nature (whether written or oral) to which ABI is a party or by it is bound, including, without limitation, (a) any agreement which requires future expenditures by ABI in excess of $10,000 or which might result in payments to ABI in excess of $10,000, (b) any employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements, (c) any distributor, sales representative, subcontractor or similar agreement, or (d) any other agreement that is material to the operations, business or finances of ABI. All of such agreements and contracts are valid, binding and in full force and effect. ABI is not in default of any of its obligations under any of the agreements or contracts listed on the INTX Disclosure Schedule.
          (m) Compliance; No Breach. ABI has, in all material respects, complied with all laws, regulations and orders applicable to its business and has all material permits and licenses required thereby. There is no term or provision of any note, mortgage, indenture, lease, contract, agreement, grant, purchase order or other instrument to which ABI is a party or by which it is bound, or, to INTX’s or ABI’s knowledge, of any provision of any state, federal or foreign judgment, decree, order, statute, rule or regulation applicable to or binding upon INTX or ABI, which adversely affects ABI or which, so far as INTX or ABI may now foresee, in the future is reasonably likely to result in or have a material adverse effect on the business or operations of ABI. Neither INTX nor ABI is in violation or breach of, or in default under, any note, indenture, mortgage, lease, contract, grant, purchase order or other instrument, document or agreement to which ABI is a party or by which it or any of its property is bound or affected or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body as a result of the transactions contemplated hereby. There exists no condition, event or act which after notice, lapse of time, or both, may constitute a violation or breach of, or a default under, any of the foregoing.
          (n) Books and Records. The minute books of ABI contain materially complete and accurate records of all meetings and other corporate actions of their respective stockholders and directors and committees thereof. The stock ledgers of ABI are each complete and accurate and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of ABI, as the case may be.
          (o) Absence of Certain Developments. Since the ABI Balance Sheet Date, ABI has conducted its business in the ordinary course consistent with past practice and there has not been any change in the assets, liabilities, condition (financial or otherwise), properties, business, operations or prospects of ABI, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could be reasonably likely to have a material adverse effect on the business or operations of ABI.
     4.2 Representations and Warranties of CRG to INTX and the Company. As a material inducement for INTX to make its Initial Contribution, CRG hereby represents and warrants to INTX:
          (a) Authority. CRG has all requisite power and authority to transfer its Transferred Property and make its Initial Contribution to the Company in exchange for its respective Percentage Interest. The transfer thereof as contemplated hereby will not (i) violate, conflict with or result in a breach of any instrument or agreement to which it is a party or which would affect the Company’s ownership of the CRG Transferred Property, (ii) violate any provisions of, or result in the breach of CRG’s Memorandum and Articles of Association or other organizational or constituent documents, or (iii) violate any law, statute, rule, regulation, judgment, order, permit, license, or decree applicable to CRG Screening.
          (b) Reserved.
          (c) Title to Transferred Property. CRG is the sole legal and beneficial owner of its Transferred Property to be contributed to the Company, and, upon the transfer of its Transferred Property to the Company and except as otherwise provided for herein, the Company shall have good and marketable title to that Transferred Property free and clear of any and all liens, security interests, mortgages, claims, encumbrances, options, rights of first refusal to purchase or license, or charges or any contractual restrictions of whatever nature. Without limiting the generality of the foregoing CRG represents and warrants that the authorized equity capital of Screening consists of 100 ordinary shares, par value £1.00 per share, of which 2 shares are issued and outstanding (the “Screening Shares”) and that CRG is the legal and beneficial owner of all of the Screening Shares, free and clear of all Encumbrances and any third party claims.
          (d) Litigation. There are (i) no audits, inspections, actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or, to the knowledge of CRG, threatened against it or any of its Affiliates, whether at law or in equity, whether civil or criminal in nature or whether before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which relates to CRG’s Transferred Property, nor, to the knowledge of CRG, does any basis exist therefor; (ii) no judgments, decrees, injunctions or orders of any court, tribunal, governmental department, commission, agency, instrumentality or arbitrator against CRG or any Affiliate of CRG in any way relating to its Transferred Property; or (iii) no proceedings under any bankruptcy or insolvency laws against CRG which have not been terminated.
          (e) Compliance; Government Authorization. To CRG’s knowledge, it and Screening have complied, and are currently in compliance in all material respects, with all applicable federal, state, territorial and local laws, ordinances, regulations or orders applicable to Screening (or to the CRG business of Screening that is the subject of the Hive-down Agreement).

          (f) Infringement. (i) Screening owns (or will on Closing own) legal and beneficially, or licenses all necessary rights in and over all Intellectual Property used by Screening, or otherwise necessary to operate the business of Screening, (ii) to its knowledge, the operation of the business of Screening does not infringe, misappropriate or violate the Intellectual Property rights of any third party, (iii) to its knowledge, no third party is infringing on any Intellectual Property owned or exclusively licensed to Screening, (iv) the Company will be able to use and exercise the Intellectual Property used by Screening after the Closing to the same extent used by Screening prior to the Closing and the consummation of the transactions contemplated hereunder will not restrict, inhibit or impair such rights, and (v) the Intellectual Property licensed under the CRG License Agreement is valid and enforceable, and all maintenance and registration fees in connection therewith have been timely made.
          (g) Financial Statements. CRG has delivered to INTX copies of the unaudited balance sheet of the business division of CRG which is subject to the Hive-down Agreement as at March 31, 2006 (the “Screening Balance Sheet Date”) and the related unaudited profit and loss account for the period then ended and for the period ended April 30, 2006 (such statements, including the related notes and schedules thereto are referred to herein as the “Screening Financial Statements”). CRG will provide the April 30, 2006 Screening balance sheet to INTX by no later than May 18, 2006. The Screening Financial Statements have been (and the April 30 balance sheet of Screening will be) prepared in accordance with UK GAAP consistently applied and present fairly in all material respects the financial position, results of operations and cash flows of Screening as of the date and for the period indicated therein. Nothing has come to the attention of CRG since such respective dates that would indicate that such Screening Financial Statements are not true and correct in all material respects as of the date thereof. Furthermore, an unaudited balance sheet of Screening as at the date of Closing prepared on the same basis as the Screening Financial Statements will reflect an aggregate Tangible Net Book Value of US$4.4m. For these purposes, an exchange rate of US$1.80:£1.00 shall be applied.
          (h) Internal Controls. CRG (in respect of the business division of CRG which is subject to the Hive-down Agreement) and Screening maintains a system of internal accounting controls sufficient to provide reasonable assurances that all transactions and dispositions of its assets are accurately and fairly reflected on its books and records; that all such transaction are executed in accordance with management’s general or specific authorization; and that all such transaction are recorded as necessary to permit preparation of its financial statements in conformity with UK GAAP and to maintain accountability for its assets.
          (i) Absence of Undisclosed Liabilities. Screening does not have any liability (whether known or unknown and whether absolute or contingent), except for (a) liabilities shown on the Screening Financial Statements, (b) liabilities which have arisen since the Screening Balance Sheet Date in the ordinary course of business and which have been disclosed in the CRG Disclosure Schedule and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by UK GAAP to be reflected on a balance sheet and which would not, either individually or in the aggregate, have or result in a material adverse effect on the business or operations of Screening. Screening does not have any off-balance sheet liabilities that are not required by such accounting principles to be so reflected.
          (j) Taxes. CRG (in respect of the business transferred to Screening) and Screening have timely filed all Tax returns or reports required pursuant to applicable law and have timely paid all Taxes or assessments due.
          (k) Insurance. Screening maintains (or CRG maintains on Screening’s behalf) valid policies of insurance (as set forth in the CRG Disclosure Schedule) with respect to its properties and business of the kinds and in the amounts not less that is customarily obtained by corporations of established reputation engaged in the same or similar business and similarly situated, including, without limitation, insurance against loss, damage, fire, theft, public liability and other risks.
          (l) Material Contracts and Obligations. Set forth on the CRG Disclosure Schedule is a list of all material agreements or commitments of any nature (whether written or oral) to which Screening is a party or by which it is bound, including, without limitation, (a) any agreement which requires future expenditures by Screening in excess of $10,000 or which might result in payments to Screening in excess of $10,000, (b) any employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements, (c) any distributor, sales representative, subcontractor or similar agreement, or (d) any other agreement that is material to the operations, business or finances of Screening. All of such agreements and contracts are valid, binding and in full force and effect. Neither Screening nor CRG, as the case may be, is in default of any of its obligations under any of the agreements or contracts listed on the CRG Disclosure Schedule.
          (m) Compliance; No Breach. CRG (in respect of the business transferred to Screening) and Screening have, in all material respects, complied with all laws, regulations and orders applicable to its business and have all material permits and licenses required thereby. There is no term or provision of any note, mortgage, indenture, lease, contract, agreement, grant, purchase order or other instrument to which Screening is a party or by which it is bound, or, to CRG’s or Screening’s knowledge, of any provision of any state, federal or foreign judgment, decree, order, statute, rule or regulation applicable to or binding upon CRG or Screening, which adversely affects Screening or which, so far as CRG or Screening may now foresee, in the future is reasonably likely to result in or have a material adverse effect on the business or operations of Screening. Neither CRG nor Screening is in violation or breach of, or in default under, any note, indenture, mortgage, lease, contract, grant, purchase order or other instrument, document or agreement to which Screening is a party or by which it or any of its property is bound or affected or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body as a result of the transactions contemplated hereby. There exists no condition, event or act which after notice, lapse of time, or both, may constitute a violation or breach of, or a default under, any of the foregoing.
          (n) Books and Records. The minute books of CRG (as they relate to the business division of CRG subject to the Hive-down Agreement) and Screening contain materially complete and accurate records of all meetings and other corporate actions of their respective stockholders and directors and committees thereof. The stock ledgers of Screening are each complete and accurate and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of Screening.
            (o) Absence of Certain Developments. Since the Screening Balance Sheet Date, Screening has conducted its business in the ordinary course consistent with past practice and there has not been any change in the assets, liabilities, condition (financial or otherwise), properties, business, operations or prospects of Screening, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could be reasonably likely to have a material adverse effect on the business or operations of Screening.
     4.3 Representations and Warranties of CRG to the Company.
          (a) Data Protection
          Definitions. In this Section 4.3(a):
DPA 1984 means the Data Protection Act 1984; and
DPA 1998 means the Data Protection Act 1998.
               (i) Registration. CRG and Screening:
                    (A) are each duly registered as a data controller under the DPA 1998 for all purposes for which registration is required in respect of the business conducted by them prior to the date of this Agreement; and
                    (B) have paid all fees payable in respect of its notifications under the DPA 1998.
               (ii) Compliance. CRG (as it relates to the business division of CRG that is subject of the Hive-down Agreement) and Screening have, in relation to the business conducted by them prior to the date of this Agreement, complied in all respects with all relevant requirements of the DPA 1984 (at all times whilst that Act was in force) and with all relevant requirements of the DPA 1998 (including the data protection principles set out in each of those Acts respectively) and has established the procedures necessary to ensure continued compliance with such legislation.

               (iii) Notices and Complaints. Neither CRG (as it relates to the business division of CRG that is subject of the Hive Down Agreement) nor Screening has, in relation to the business conducted by CRG or Screening prior to the date of this Agreement:
                    (A) received any notice (including any enforcement notice), letter or complaint from the Information Commissioner or any other person alleging breach by it of the DPA 1984 or the DPA 1998;
                    (B) been the subject of any claim for compensation for loss or unauthorised disclosure of data;
                    (C) received any notification of an application for rectification, blocking, erasure or destruction of personal data or been the subject of any order for the same; or
                    (D) been or is not the subject of any warrant which has been issued under Schedule 4 of the DPA 1984 or Schedule 9 of the DPA 1998 authorising the Information Commissioner (or any of its officers or servants) to enter the Premises, and there are no circumstances which exist or which are likely to give rise to any such notice, claim, notification or warrant being served given or made.
               (iv) Manual Data. Neither CRG (as it relates to the business division of CRG that is subject of the Hive Down Agreement) nor Screening is relying on the transitional exemptions for manual data under Schedule 8 of the DPA 1998.
               (v) Directive. CRG (as it relates to the business division of CRG that is subject of the Hive-down Agreement) and Screening have complied with their respective obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes.
          (b) Adequacy and Sale of Business.
               (i) Adequacy. Subject to the Ancillary Agreements being entered into, the business undertaking, assets or liabilities which have been the subject of the Hive-down Agreement are and constitute the whole of the assets, rights and actions necessary or desirable to undertake the business of Screening as it is now being undertaken.
               (ii) Sale of Business and Assets. Neither the Hive-down Agreement nor compliance with the terms of this Agreement nor any Ancillary Agreement shall:
                    (A) cause the Business to lose the benefit of any right or privilege Screening presently enjoys;

                    (B) relieve any person of any obligation to the Business (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Business, or to exercise any right in respect of the Business;
                    (C) result in any client or supplier of the Business from ceasing to deal with Screening or to reduce substantially its existing level of business;
                    (D) result in the Company being required to sell any asset used or to be used in the Business or any person being entitled to buy any asset, the result of which in any such case is material to the Business; or
                    (E) result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Business.
          (c) Directors, officers and employees. The names of each director and officer of Screening as at the date of Closing, and his or her position with Screening are listed in the CRG Disclosure Schedule. No claims for indemnification or any other UK legislative or other employment related liability (TUPE or otherwise) by any current or former director, officer or other employee of Screening (or of CRG with respect to the business division which is the subject of the Hive-down Agreement) are currently outstanding and, to the knowledge of CRG and Screening, no basis exists for any such claim for indemnification or otherwise. All such Directors, officers and employees listed will, as at the date of Closing, constitute all of the employees necessary for the proper and efficient operation of the business of Screening as at the date of Closing. Except as set forth in the CRG Disclosure Schedule, neither CRG (with respect to the business division which is the subject of the Hive-down Agreement) nor Screening is a party to, bound by or proposing to introduce in respect of any such Directors, officers or employees any profit, bonus or other scheme for the benefit of such individuals, it being understood that any such profit, bonus or other scheme shall be for the account of CRG and not for that of the Company. Furthermore, there are no sums owing to or from any such Director, officer or employee or former employee of CRG (in relation to the business of Screening) other than reimbursement of expenses, wages for the current salary period and holiday pay for the current year, and neither CRG nor Screening has any overdue, undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Tax or other impost arising in connection with the employment or engagement of any such Directors, officers or employees.
          (d) Pensions.
               (i) Other than the Control Risks Group Personal Pension Plan administered by Wolanski & Co, details of the membership of which are contained in the CRG Disclosure Schedule, none of CRGH, CRG nor Screening has or may have any obligation (whether or not legally binding) to provide or contribute towards pension benefits in respect of its past or present officers and employees of the business division which is the subject of the Hive-down Agreement (“Pensionable Employees”) and no proposal or announcement has been made to any employee or officer of the business division which is the subject of the Hive-down Agreement about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any pension benefit.
               (ii) There are no former schemes which provided any pension benefit in respect of any past or present officers and employees of CRG (in relation to the business division which is the subject of the Hive-down Agreement) or Screening.
               (iii) CRG has facilitated access for its Pensionable Employees to a designated stakeholder scheme as required by Section 3 of the UK Welfare Reform and Pensions Act 1999, and such access to, benefits provided under, and contributions paid to the Control Risks Group Pension Plan in respect of the Pensionable Employees have complied with all legal requirements.
               (iv) All contributions due to be paid to the Control Risks Group Pension Plan in respect of the Pensionable Employees have been paid on or before the due date.
               (v) Neither CRG nor Screening nor any person connected or associated (within the meaning of the UK Pensions Act 2004) with CRG or Screening operates or has operated a United Kingdom defined benefits occupational pension scheme in respect of which the provisions of sections 38 to 56 of the UK Pensions Act 2004 may apply.
          (e) Real property, environment.
               (i) Subject to the terms of the documents under which such property is held, CRG has now, and Screening will have a valid and subsisting leasehold estate in and the right to quiet enjoyment of each parcel of real property leased, utilized and/or operated by Screening as at Closing for the full term of the leases (including renewal periods) relating thereto. Each such lease is a legal, valid and binding agreement, enforceable in accordance with its terms in all material respects, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity, of CRG and Screening, and there is no, and neither CRG nor Screening has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder.
               (ii) Neither CRG nor Screening has engaged in any activity in violation of any law or regulation relating to the environment and/or the handling, storage, disposal or release of toxic or hazardous materials, nor, so far as Screening and CRG are aware, is there any fact or circumstance which could involve Screening in any litigation or liability concerning any such law or regulation.
          (f) Tangible Personal Property. CRG (relating to the division subject to the Hive-down Agreement) is now, and Screening will be as at Closing, in possession of and have good and marketable title to, or have valid leasehold interests in or valid rights under contract to use, free and clear of all Encumbrances, all tangible personal property to be used by Screening in the conduct of its business.
          (g) Intellectual Property.
               (i) To CRG’s knowledge, there are no actions or proceedings pending or threatened, as of the date hereof before any Governmental or Regulatory Authority (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any of the Intellectual Property owned by it in relation to the operation of the division subject to the Hive-down Agreement nor of Screening or used in its business.
               (ii) Subject to the CRG License Agreement being entered into, Screening owns or has now or will have as at Closing the rights to use all Intellectual Property used in its business in its own name as it is now so used and as it has been previously used as a wholly-owned division of CRG.
               (iii) To the extent of CRG’s knowledge, the employees, consultants, contractors and customers of CRG relating to the Screening business, and any other third party with whom CRG has had a legal relationship do not have any valid claims of ownership or co-ownership of any Intellectual Property owned by CRG or used in the business of Screening which is subject of the Hive-down Agreement.
               (iv) To the extent of CRG’s knowledge, to the extent that any Intellectual Property used or to be used by Screening has been developed or created by any Person other than Screening who was employed by CRG, Screening has (or as at Closing will have) obtained ownership of, and is the exclusive owner of, all such Intellectual Property, free and clear of all Liens or claims for royalty or payment, by operation of law or by valid assignment of any such rights.
               (v) CRG has taken all reasonably necessary steps to protect, confirm and preserve ownership of its Intellectual Property relating to the business of Screening, except where the failure to so protect and preserve such Intellectual Property will not have a material adverse effect on Screening.
               (vi) The operation of the business of Screening as previously conducted as a division of CRG and as expected to be conducted after Closing, including the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of Screening, does not (i) infringe any patent, trademark or copyright or misappropriate any trade secret of any Person, (ii) (so far as CRG is aware) violate any material term or provision of any license or contract concerning such Intellectual Property, (iii) violate the rights of any Person (including rights to privacy or publicity), or (iv) constitute unfair competition, false advertising, or an unfair trade practice under any law. Neither Screening nor CRG has received notice from any Person claiming that such operation or act, product, technology or service (including products, technology or services currently under development) of Screening or the division of CRG subject to the Hive-down Agreement infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition, false advertising or trade practices under any law, including notice of infringement of third party patent or other Intellectual Property rights from a potential licensor of such rights.
               (vii) To the knowledge of CRG, no Person is infringing the rights of Screening or CRG in relation to the business division subject of the Hive-down Agreement in its Intellectual Property.
          (h) Employees, labor relations. Neither CRG (in relation to the business division which is subject of the Hive-down Agreement) nor Screening is nor will be at Closing a party to any collective bargaining agreement or other contract with any group of employees, labor organization or other representative of any of the employees of Screening and, to the knowledge of CRG and Screening, there are no activities or proceedings of any labor union or other party to organize or represent such employees. CRG (in relation to the business division which is subject of the Hive-down Agreement) and Screening are in compliance in all material respects with all laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, TUPE, PAYE, national insurance contributions and other benefits and the withholding of income taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions or similar provisions applicable in the UK. There are no unresolved labor controversies (including unresolved grievances and age or other discrimination claims) between CRG or Screening and Persons employed by or providing services to Screening as of the date hereof or at Closing.
4.4 Representations and Warranties of INTX to the Company.
          (a) US Privacy Laws. The operation of the business of ABI as currently conducted, including the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of ABI, does not, to ABI’s knowledge, violate the federal Fair Credit Reporting Act, the Driver’s Privacy Protection Act, the federal Gramm-Leach-Blilely Act or any other state or federal credit/consumer reporting or privacy laws. Moreover, ABI has not received any complaint or allegation that any (i) product, technology, service or publication of ABI, (ii) material published or distributed by ABI, or (iii) conduct or statement violates the federal Fair Credit Reporting Act, the Driver’s Privacy Protection Act, the federal Gramm-Leach-Blilely Act or any other state or federal credit/consumer reporting or privacy laws..

          (b) Adequacy and Sale of Business.
               (i) Adequacy. This Agreement and the Ancillary Agreements transfer or provide to ABI all rights, benefits and title necessary or desirable to undertake its business as it is now being undertaken.
               (ii) Sale of Business and Assets. Compliance with the terms of this Agreement shall not:
                    (A) cause the Business to lose the benefit of any right or privilege ABI presently enjoys;
                    (B) relieve any person of any obligation to the Business (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Business, or to exercise any right in respect of the Business;
                    (C) result in any client or supplier of the Business from ceasing to deal with ABI or to reduce substantially its existing level of business;
                    (D) result in the Company being required to sell any asset used or to be used in the Business or any person being entitled to buy any asset, the result of which in any such case is material to the Business; or
               (E) result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Business.
          (c) Directors, officers and employees. The names of each director and officer of ABI on the date hereof, and his or her position with ABI are listed in the INTX Disclosure Schedule. No claims for indemnification by any current or former director, officer or other employee of ABI are currently outstanding, and, to the knowledge of INTX and ABI, no basis exists for any such claim for indemnification.
          (d) Plans; ERISA.
               (i) Each ‘employee benefit plan’ (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (‘ERISA’)) of which ABI is a sponsor or participating employer or to which ABI makes or is required to make contributions and each health, life or retirement insurance or benefits plan or arrangement of ABI or to which ABI makes or is required to make contributions (each of the foregoing being a ‘Plan’) has been maintained and administered, in all material respects, in accordance with its terms and all applicable laws, including but not limited to ERISA and the Internal Revenue Code. No Plan is covered by Title IV of ERISA or Section 412 of the Internal Revenue Code. ABI has not been a contributing employer to any multi-employer plan as defined in Section 4001 of ERISA. No action or proceeding (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of ABI or INTX, is threatened, against or with respect to any such Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been made or accrued. All reports, returns, forms and notices required to be filed with any Government or Regulatory Authority or furnished to participants or beneficiaries with respect to the Plans, by the Internal Revenue Code, ERISA or any other applicable law, have been so filed and furnished. ABI is not under a legal or contractual obligation to continue any of the Plans and may terminate any or all of the Plans at any time in accordance with the terms of the Plans and applicable law without incurring any liability.
               (ii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment or increased benefit (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any current or former director, officer, employee or consultant of ABI under any Plan or otherwise, (ii) increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
          (e) Real property, environment.
               (i) Subject to the terms of the documents under which such property is held, ABI has a valid and subsisting leasehold estate in and the right to quiet enjoyment of each parcel of real property leased, utilized and/or operated by ABI for the full term of the leases (including renewal periods) relating thereto. Each such lease is a legal, valid and binding agreement, enforceable in accordance with its terms in all material respects, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity, of ABI, and there is no, and ABI not has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder.
               (ii) ABI does not engage in any activity in violation of any law or regulation relating to the environment and/or the handling, storage, disposal or release of toxic or hazardous materials, nor, so far as ABI and INTX are aware, is there any fact or circumstance which could involve ABI in any litigation or liability concerning any such law or regulation.
          (f) Tangible Personal Property. ABI is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under contract to use, free and clear of all Encumbrances, all tangible personal property presently used in the conduct of its business.
          (g) Intellectual Property.
               (i) To INTX’s knowledge, there are no actions or proceedings pending or threatened, as of the date hereof before any Governmental or Regulatory Authority

(including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any of the Intellectual Property owned by ABI or used in its business.
               (ii) ABI owns or has the rights to use all Intellectual Property used in its business in its own name as it is now so used.
               (iii) To the extent of INTX’s knowledge, the employees, consultants, contractors and customers of ABI and any other third party with whom ABI has had a legal relationship do not have any valid claims of ownership or co-ownership of any Intellectual Property owned by ABI or used in its business.
               (iv) To the extent of INTX’s knowledge, to the extent that any Intellectual Property used by ABI has been developed or created by any Person other than ABI who was employed by ABI, ABI obtained ownership of, and is the exclusive owner of, all such Intellectual Property, free and clear of all Liens or claims for royalty or payment, by operation of law or by valid assignment of any such rights.
               (v) ABI has taken all reasonably necessary steps to protect, confirm and preserve ownership of its Intellectual Property, except where the failure to so protect and preserve such Intellectual Property will not have a material adverse effect on ABI.
               (vi) ABI has all rights necessary to use the software used in its business.
               (vii) The operation of the business of ABI as currently conducted, including the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of ABI, does not (i) infringe any patent, trademark or copyright or misappropriate any trade secret of any Person, (ii) (so far as INTX is aware) violate any material term or provision of any license or contract concerning such Intellectual Property, (iii) violate the rights of any Person (including rights to privacy or publicity), or (iv) constitute unfair competition, false advertising, or an unfair trade practice under any law. Neither ABI not INTX has received notice from any Person claiming that such operation or act, product, technology or service (including products, technology or services currently under development) of ABI infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition, false advertising or trade practices under any law, including notice of infringement of third party patent or other Intellectual Property rights from a potential licensor of such rights.
               (viii) To the knowledge of INTX, no Person is infringing the rights of ABI in its Intellectual Property.
          (h) Employees, labor relations. ABI is not a party to any collective bargaining agreement or other contract with any group of employees, labor organization or other representative of any of the employees of ABI and, to the knowledge of INTX and ABI, there are no activities or proceedings of any labor union or other party to organize or represent such employees. ABI is in compliance in all material respects with all laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions. There are no unresolved labor controversies (including unresolved grievances and age or other discrimination claims) between ABI and Persons employed by or providing services to ABI.
     4.5 Investment Representations. Each of the Parties acknowledge that the Company is relying on such Party’s representations made below in issuing the Units. Accordingly, CRG and INTX represent and warrant as follows:
          (a) Each Party acknowledges that investment in the Company involves a substantial degree of risk and is suitable only for persons with adequate means who have no need for liquidity in their investments;
          (b) Each Party acknowledges that no market for the Units of the Company exists nor is anticipated to develop and that, therefore, investment in the Company will not be liquid;
          (c) Each Party has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Units of the Company and the suitability of the Units as an investment for such Party; and
          (d) Each Party is acquiring the Units for investment and has no present intention to sell or otherwise transfer the Units; such Party has adequate means for providing for its current needs in any foreseeable contingency; and such Party has no need to sell the Units in the foreseeable future.
     4.6 Investigation. It shall be no defense to an action for breach of this Agreement that the Parties or their agents have (or have not) made investigations into the affairs of the other Party nor that the Party making such misrepresentation could not have known of the misrepresentation or breach of warranty. Damages for breach of a representation or warranty or other provision of this Agreement shall not be diminished by alleged tax savings resulting to the complaining party as a result of the loss complained of.
     4.7 Disclosures. The representations and warranties made or contained in this Agreement and the schedules hereto (including, without limitation, those made in the Hive-down Agreement and any Ancillary Agreement) and the certificates and statements executed or delivered in connection herewith or therewith and all other information provided in writing by one Party to the other, each having conducted due inquiry into all relevant matters, to any party in connection with the transactions contemplated hereby, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated herein or therein or necessary in order to make such representations, warranties or other material fact not misleading in light of the circumstances in which they were made or delivered. There is no material fact directly relating to the assets, liabilities, business, operations, condition (financial or otherwise) or prospects of a Party or their respective Subsidiary being contributed to the Company hereunder (including any competitive developments other than facts which relate to general economic or industry trends or conditions) that materially adversely affects the same.
     4.8 Indemnity. The representations and warranties given pursuant to this ARTICLE IV shall be given on an indemnity basis, as set forth in Section 12.14.
     4.9 Limitations.
          (a) A Party shall not be liable for a breach of a representation or a warranty hereunder:
               (i) unless the amount of the claim (or a series of connected claims) thereunder shall exceed $10,000;
               (ii) unless the amount of all claims (or series of connected claims) exceeding $10,000 shall, when taken together, exceed $50,000 in which case the whole amount shall be recoverable; or
               (iii) where the relevant Party has notified the other and the Company of an exception to such representation or warranty in its Disclosure Schedule (either at signing or as at Closing).
          (b) A Party shall not be liable for a breach of a representation or warranty hereunder unless notice in writing of such claim has been received in writing, in reasonable detail, in the case of a representation or warranty (except as provided in Section 4.9(d) below), within the period of eighteen (18) months after the date of Closing.
          (c) Except as provided in Section 4.9(d) below, the aggregate liability of INTX for all breaches of representations or warranties hereunder shall not exceed $6,000,000 and the aggregate liability of CRG for all breaches of representations or warranties hereunder shall not exceed $4,000,000.
          (d) The duration and amount limitations set forth in this Section 4.9 shall not apply:
               (i) to claims relating to or arising from fraud, willful misconduct or willful concealment by a Party, its agents or its advisers; or
               (ii) representations and warranties set out in Sections 4.1(a), (c), (j); Section 4.2(a), (c), (j); Section 4.3(a), (b), (d); Section 4.4(a), (b), (d), nor, for the avoidance of doubt, to the provisions of Sections 4.10 and 4.11 below.

     4.10 Employees and Pensions.
          (a) CRG shall indemnify the Company for itself (and on behalf of Screening) from and against any Losses arising out of:
               (i) the employment of any CRG or Screening employees (for purposes of this Section 4.10, Employee) at any time up to and including the Hive-down Completion by CRG or one of its wholly-owned subsidiaries (including any amounts agreed or determined to be paid to any Employee (whether in contract or in tort) by way of a remedy for unfair dismissal, redundancy, sex or race discrimination or other breach of any contract, statute or employment regulation in respect of his employment prior to the Hive-down Completion);
               (ii) the termination of the employment of any person up to and including the Hive-down Completion, who was formerly assigned to the business of CRG which is the subject of the Hive-down Agreement;
               (iii) the termination of the employment of any person who is not an Employee and who claims to be an employee of Screening by reason of the Transfer Regulations;
               (iv) the alteration of any of the terms of employment or engagement of any of the Employees (whether such alteration took effect prior to or following the Hive Down Completion);
               (v) any failure by CRG or any person within its control to inform and/or consult the representatives of the Employees under Regulation 13 and 14 of the Transfer Regulations before the transfer of their employment to Screening, including any failure by CRG or any person within its control to notify Screening under Regulation 11 of the Transfer Regulations;
               (vi) any failure to perform and discharge all obligations toward the Employees for the period up to and including the Hive-down Completion (including but not limited to paying all remuneration, National Insurance, accrued holiday pay and other benefits and amounts agreed or determined to be paid to any Employee, whether in contract or in tort, or by way of remedy for unfair dismissal, redundancy, sex or race discrimination or other statutory breach in respect of his employment up to and including the Hive-down Completion) and any failure by Screening to perform and discharge for its own account all obligations towards the Employees (other than any Employee who lawfully opts out of the transfer).
          (b) CRG shall procure that Screening is given the benefit of CRG’s employment liability insurance policy in relation to the Employees in respect of the period of employment up to and including the Hive-down Completion.
          (c) For the avoidance of doubt, CRG shall remain responsible for the payment to employees of Screening of end of year (March 31, 2006) bonuses in an aggregate sum expected to equal approximately £166,162 and shall indemnify INTX, Screening and the Company in respect of any liability in relation thereto.
     4.11 Mitigation of Screening De-Grouping Charge.
          (a) The Parties will procure that Screening will make the necessary claims in its relevant tax returns for merger relief pursuant to Section 181 TCGA and paragraph 62 of Schedule 29 Finance Act 2002 to apply in the UK.
          (b) If Section 181 TCGA does not apply to provide exemption from a de-grouping charge arising in Screening under section 179 TCGA in respect of the transfer to it of any of the Tangible Assets, CRG shall at the written request of any of INTX, the Company or Screening enter into an election with Screening under Section 179A TCGA (within the time limit specified therein) in respect of each Tangible Asset, the transfer of which has given rise to that de-grouping charge.
          (c) If paragraph 62 of Schedule 29 to the UK Finance Act 2002 does not apply to provide exemption from a de-grouping charge arising in Screening under paragraph 58 of Schedule 29 to the UK Finance Act 2002 in respect of the transfer to it of any of the Intangible Assets, CRG shall at the written request of any of INTX, the Company or Screening enter into an election under paragraph 66 of Schedule 29 to the UK Finance Act 2002 (within the time limit specified therein) in respect of each Intangible Asset the transfer of which has given rise to that de-grouping charge.
          (d) CRG shall indemnify Screening for any reasonable costs or expenses incurred by it in relation to the taking of any action above or in taking or defending any action in relation thereto.
ARTICLE V
BUSINESS PLANS
     5.1 Initial Business Plan. The initial business plan and operating budget for the Company has been prepared jointly by the Parties and has been electronically acknowledged as being in agreed terms by Messrs. Andrews (ABI) and Conyngham (Screening) and is hereby agreed to be the Company’s 2006/2007 Business Plan.
     5.2 Subsequent Business Plans. The Board of Managers, in conjunction with the Company’s management, shall prepare and approve an updated business plan and operating budget for the Company (the “Business Plan”) covering the next fiscal year to serve as guidance for the operations of the Company. In the event that an updated Business Plan is not agreed upon within the period required, the prior Business Plan shall remain in effect until such time as the an updated Business Plan is approved by the Board of Managers.

ARTICLE VI
RESTRICTIONS ON TRANSFER
     6.1 Restrictions on Transfer. No Party shall Transfer or provide an Encumbrance over all or any part of the rights in its ownership interest in the Company. Absent prior written approval from the other Party hereto, neither Party shall Transfer Units of the Company except in accordance with the provisions of this Agreement and (save where it conflicts with the provision of this Agreement) the LLC Agreement.
     6.2 Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement or (save where it conflicts with the provision of this Agreement) the LLC Agreement shall be void, and the Company shall not record such Transfer on its books treat any purported transferee of such ownership interest as the owner of such ownership interest for any purpose.
     6.3 Appraisal.
          (a) At any time after the fifth (5th) anniversary of the Closing, either INTX or CRG may, at its sole cost and expense (save in the event of a funding default pursuant to Section 2.4 above, the non-defaulting Party may require, at the sole cost and expense of the Non-Contributing Party), request a fair market value appraisal of the Units and of the Company, such appraisal to be conducted in accordance with the provisions of this Section 6.3. In undertaking the appraisal, the Appraiser (as defined below) shall be required to value the Company, acting as an expert, not as an arbitrator, in a manner that takes into account (solely for transfers of Units held by CRG or in a funding default by CRG) any diminution in value to the Company due to the loss of the CRG branding if then being employed by the Company and the loss of the then-existing distribution capabilities of the Company being undertaken by CRG pursuant to the terms of the CRG Marketing Agreement with Parties hereto hereby confirming that the Appraiser’s factoring into such appraisal is consistent with the concept of “fair market value” for all purposes hereunder. Following receipt of such appraisal pursuant to the terms hereof, the Parties agree to meet and collectively discuss the possibility of a buy/sell arrangement between the Parties. If the Parties cannot agree on terms of such a transaction, either Party will be at liberty to utilize the Appraiser’s valuation in connection with a sale to a third party purchaser, subject to the Right of First Refusal set forth in Section 6.4, and the Tag-Along and Drag-Along rights set forth in Section 6.5 and 6.6 below, with such appraisal also available for use with respect to the procedure detailed in Section 2.4 above.
          (b) The Parties hereto shall either mutually agree upon a single appraiser (the “Appraiser”) who will conduct the appraisal, or, if the Parties cannot so agree within ten (10) days after written notice by one Party to the other for a determination of the fair market value by agreement of the Parties, then the appraisal shall be conducted by three qualified appraisers (being one of an internationally recognized banker, accountant or business valuation specialist), one of whom shall be selected by INTX, one of whom shall be selected by CRG and the third of whom shall be selected by the other two appraisers. In the event that either Party has failed to appoint an appraiser within seven (7) days after notice of the appointment of the first appraiser by either INTX or CRG, as applicable, the first appraiser shall proceed to make the appraisal alone, and such appraiser’s appraisal shall be final and binding upon the Parties. If, within five (5) days after appointment of a second appraiser, the two appraisers appointed by INTX and CRG are unable to agree upon the appointment of a third appraiser, they shall give INTX and CRG written notice of such failure to agree, and, if within five (5) days after such notice, INTX and CRG fail to agree upon the selection of a third appraiser, then during the next five (5) days either INTX or CRG, upon written notice to the other, may apply to the American Arbitration Association for such appointment. In the event of the inability of any appraiser to act, a new appraiser shall be appointed in his place within five (5) days, such appointment to be made in the same manner as hereinabove provided for the appointment of the appraiser who is being replaced.
          (c) The Appraiser or the appraisers shall complete the appraisal within thirty (30) days of the selection of the last of them to be appointed, and the appraised fair market value (consistent with the valuation principles set forth in Section 6.3(a) above) shall be (i) the value determined by the Appraiser; or (ii) the value determined by the sole appraiser if no second appraiser was appointed or if the second appraiser fails to act; or (iii) if three appraisers are appointed, the value determined by a majority of the appraisers; provided, however, that if a majority of the appraisers are unable to set the value within the stipulated period of time, each of the appraisers shall make his own appraisal and the value shall be determined as follows: (x) if the low appraisal is less than ten percent (10%) lower than the middle appraisal and the high appraisal is less than ten percent (10%) higher than the middle appraisal, the appraised value shall equal the average of the values determined by the three appraisals; (y) if the low appraisal is more than ten percent (10%) lower than the middle appraisal and the high appraisal is more than ten percent (10%) higher than the middle appraisal, the low and the high appraisals shall be disregarded and the middle appraisal shall be the appraised value; or (z) if only one appraisal is more than ten percent (10%) higher or lower than the middle appraisal, such appraisal shall be disregarded and the appraised value shall equal the average of the values determined by the remaining two appraisals.
          (d) Both Parties hereby agree to make available to any Appraiser all of the books and records of ABI, Screening and the Company and such other information as such Appraiser shall reasonably request in order to make any fair market value determinations hereunder. Except as otherwise provided herein, the expenses of any appraisal conducted in accordance with this Section 6.3 shall be borne, as to each Appraiser, by the Party appointing such Appraiser, except that if the single Appraiser is agreed upon, or if there be three Appraisers, the expenses of such Appraiser or third Appraiser shall be borne and paid equally by INTX and CRG.
     6.4 Rights of First Refusal.
          (a) Subject to Section 11.6 of the LLC Agreement and as provided in Section 6.1, neither Party shall Transfer any of such Party’s Units of the Company for a period of five (5) years from the date of Closing. Thereafter, neither Party may Transfer such Units unless such Party has received a bona fide written offer from a prospective third-party purchaser (a “Third Party”) to purchase such Units (a

“Third Party Offer”) and has first offered such Units to the other Party in accordance with the provisions of this Section 6.4.
          (b) If a Party has received a Third Party Offer for any or all of such Party’s Units, before accepting such offer, such Party (hereinafter referred to as the “Selling Party”) shall first offer such Units proposed to be transferred to the other Party (the “Receiving Party”) in accordance with and subject to the limitations of this Agreement. Such offer shall be made by a written offer notice (the “Offer Notice”), which shall be accompanied by a copy of the Third Party Offer. The Receiving Party shall have ninety (90) days after the receipt of the Offer Notice within which to elect to purchase any or all of the Units so offered. In the event that the Receiving Party shall elect to make such purchase, the purchase price for such Units shall be the same as, and on the same terms and conditions as, the Third Party Offer (or if the Third Party Offer provides for consideration not practically attainable by the Receiving Party, then for consideration and upon the terms and conditions substantially equivalent to those provided in the Third Party Offer). Such election shall be made by a written notice of election given to the Selling Party and shall specify the number of Units the Receiving Party desires to purchase. In such notice of election, the Receiving Party shall fix a closing date for the purchase which shall be not more than ninety (90) days after the expiration of such initial 90-day period (the “closing date”).
          (c) If the Receiving Party shall fail to notify the Selling Party of its election to purchase such Units so offered within such 90-day period, or shall elect to purchase less than all of the Units so offered, or shall fail to complete the purchase of such Units on the closing date, then in any such event the Selling Party shall be free for a period of ninety (90) days after the last date for such election, or after the date on which the closing of the purchase does not occur, to sell such unpurchased Units to the Third Party for a price and on other terms and conditions no more favorable to such Third Party than were available to the Receiving Party hereunder; provided, however, that in the event of any such sale, such Units so sold to the Third Party shall be subject to this Agreement and the LLC Agreement and, as a condition of the validity of such sale, the Third Party shall be required to join in and execute and deliver a counterpart of this Agreement and the LLC Agreement as an additional party hereto. If such unpurchased Units are not so sold by the Selling Party within such ninety (90) day period, all rights of the Selling Party to transfer such shares to the Third Party pursuant to the Third Party Offer (and free from the foregoing restrictions) shall thereupon terminate.
          (d) On the specified closing date, the Selling Party shall deliver to the Receiving Party the certificate or certificates evidencing the Units which the Receiving Party elected to purchase, properly endorsed for transfer, and bearing any necessary documentary stamps and accompanied by such certificates of authority, tax releases, consents to transfer or other instruments or evidences of title of the Selling Party as may be reasonably required by the Receiving Party, and Receiving Party shall pay to the Selling Party the purchase price (or if the consideration is not practically attainable as aforesaid, then the equivalent thereof) for the Units being purchased.

          (e) Notwithstanding the foregoing, if it is a condition of the Third Party Offer to purchase a Selling Party’s Units that such Third Party will not purchase less than the total, or a specified minimum number of Units owned by a Selling Party at the time of the Third Party Offer, then in order to exercise the foregoing purchase right, the Receiving Party must purchase in the aggregate either (i) all of the Units offered by a Selling Party or (ii) no more than that number of Units which, when deducted from the total number of Units being offered by a Selling Party, results in the minimum number of shares specified in the Third Party Offer remaining available for purchase by such Third Party. Otherwise, the offer by a Selling Party shall be deemed to have been completely rejected by the Receiving Party.
          (f) Any purported transfer or encumbrance in violation of any provision of this Agreement shall be void and ineffectual, and shall not operate to transfer any interest or title to the purported transferee.
     6.5 Tag-Along Right.
          (a) If at any time and from time to time where a Transfer is otherwise permitted in this Agreement, a Party desires to Transfer all or a part of its Units to a third party (the "Tag-Selling Party”), the other Party hereto shall have the right to participate in such proposed sale subject to the terms and conditions herein.
          (b) Upon receipt of a notice of sale setting forth the material terms and conditions of such proposed Transfer (the “Tag-Along Notice”), the Party receiving such Tag-Along Notice shall have a ninety (90) day period (the “Option Period”) in which to elect either to exercise its rights under Section 6.4 or to sell Units in the transaction by sending a notice in writing to the Selling Party during the Option Period (a “Tag-Participating Party”) advising the Tag-Selling Party of the number of Units it desires to sell in such transaction and the Tag-Participating Party shall have the right to sell, at the same price and on the same terms as the Tag-Selling Party, an amount of Units equal to the Units the third party proposes to purchase multiplied by a fraction, the numerator of which shall be the number of Units held by such Tag-Participating Party, and the denominator of which shall be the aggregate number of Units proposed to be sold by the Tag-Selling Party and the Tag-Participating Party exercising its rights under this Section 6.5.
          (c) If the Tag-Participating Party does not elect to sell the full number of Units which it is entitled to sell pursuant to this Section 6.5, the Tag-Selling Party shall be entitled to sell to the proposed purchaser, according to the terms set forth in the Tag-Along Notice, that number of its own Units which equals the difference between the number of Units desired to be purchased by the proposed purchaser and the number of Units the Tag-Participating Party is entitled to sell pursuant to this Section 6.5.
     6.6 Drag-Along Right.
          (a) Subject at all times to the provisions of Section 6.4 relating to Rights of First Refusal, in the event that the holders representing at least thirty five percent (35%) of the then-outstanding Units (the “Control Group”) wish, where a transfer is otherwise permitted in this Agreement (and for the avoidance of doubt, not prior to the fifth (5th) anniversary hereof), to Transfer in a bona fide arm’s length sale all of the Units then owned by them to any Person who is not an Affiliate of any member of the Control Group (the “Proposed Transferee”), the Control Group shall have the right (the “Drag Along Right”) to require all of the other Unitholders to sell to the Proposed Transferee all, and not part only, of the Units then owned by such Unitholders for the same per share consideration to be received by the Control Group (such transaction referred to in this Agreement as a “Drag Along Sale”); provided, however, that the provisions of this Section 6.6 shall not be available to any Party hereto to the extent such Party has failed to timely fund a required capital call made by the Board of Managers of the Company (subject to the Minority Protection Rights) and such funding failure shall not have been cured by the defaulting Party under the terms of the Agreement.
          (b) Each Unitholder agrees with respect to all Units that he/she/it holds and any other Company securities over which such Unitholder otherwise exercises dispositive power:
               (i) in the event such transaction requires the approval of Unitholders, if the matter is to be brought to a vote at a Unitholder meeting, to be present, in person or by proxy, as a holder of Units, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings; and to vote or cause to be voted all Units in favor of such Drag Along Sale and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Drag Along Sale;
               (ii) in the event that the Drag Along Sale is to be effected by the sale of Units held by the Control Group without the need for Unitholder approval, each Unitholder agrees to sell all Units of the Company held by such Unitholder to the Proposed Transferee, for the same per-Unit consideration and on the same terms and conditions as the Control Group;
               (iii) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Drag Along Sale, provided it is conducted in accordance with this Section 6.6; and
               (iv) to execute and deliver all related documentation and take such other action in support of the Drag Along Sale as shall be reasonably requested by the Company or the Control Group.
          (c) If a Party to this Agreement fails or refuses to vote or sell his, her or its Units as required by, or votes his, her or its Units in contravention of this Section 6.6, then such Party hereby grants to the Chairman and Secretary of the Company an irrevocable proxy coupled with an interest to vote such Units in accordance with this Section 6.6, and hereby appoints the Chairman and Secretary and each of them acting singly, as his, her or its attorney in fact, to sell such Units in accordance with the terms of this Section 6.6.
          (d) To exercise a Drag Along Right, the Control Group shall give each Unitholder a written notice (the “Drag Along Notice”) containing (i) the name and address of the Proposed Transferee, and (ii) the proposed purchase price, terms of payment and other material terms and conditions of the Proposed Transferee’s offer. Each Unitholder shall thereafter be obligated to sell its Units subject to such Drag Along Notice, provided that the sale to the Proposed Transferee is consummated within one hundred and eighty (180) days of delivery of the Drag Along Notice. If the sale is not consummated within such 180-day period, then each Unitholder shall no longer be obligated to sell such Unitholder’s Units pursuant to that specific Drag Along Right, but each Unitholder’s Units shall remain subject to the provisions of this Section 6.6.
          (e) Notwithstanding the provisions set forth in this Section 6.6, the obligation of any Unitholder to take any action whatsoever including without prejudice to the generality of the foregoing (i) voting all Units held by it in favor of the Drag Along Sale; (ii) selling or transferring pursuant to such transaction all of its Units in the Company; and (iii) the timely delivery of documents and instruments as may be required by Section 6.6 shall be subject to the satisfaction of each of the following conditions:
               (i) The only representations, warranties or indemnities that any Unitholder shall be required to make in connection with a Drag Along Sale are representations, warranties or indemnities with respect to (i) its own ownership of the Company’s Units to be sold by it and its ability to convey title thereto free and clear of liens, encumbrances or adverse claims; (ii) its power and authority to enter into and execute the relevant agreements; (iii) the ability to obtain the requisite consents and waivers for a proposed Drag Along Sale; and (iv)no existing or pending claims against it that would affect such Unitholder’s ability to consummate a Drag Along Sale (the “Required Obligations”). The Required Obligations shall be in the same form for all Unitholders of the Company and shall be given by each Unitholder on a several but not joint basis only. Notwithstanding any other provisions of this subsection (aa) the maximum aggregate liability of any Unitholder shall be limited to the amount of consideration actually received in cleared funds by such Unitholder.
               (ii) No Unitholder shall be required to agree to any covenants other than reasonable covenants regarding confidentiality, publicity and other customary post-closing covenants.
               (iii) Upon the consummation of a Drag Along Sale, all of the holders of the Company’s Units will receive the same form and amount of consideration per Unit. If any Unitholders are given an option as to the form and amount of consideration to be received, all Unitholders will be given the same option. In addition, no Unitholder shall be required to accept consideration in a Drag Along Sale other than cash and/or freely-tradeable equity securities (if US securities registered under the Securities Exchange Act of 1934) listed on the New York or American Stock Exchange, the NASDAQ National Market, or the Official List of the UK Listing Authority, or other internationally recognized stock exchange.
               (iv) No Unitholder shall be obligated to incur any out of pocket expenditure prior to the completion of the Drag Along Sale and shall not be obligated to pay any expenses incurred in connection with a Drag Along Sale, except its pro rata share of costs reasonably incurred for the benefit of all of the Unitholders.

ARTICLE VII
MANAGEMENT OF THE VENTURE
     7.1 Board of Managers. Initially, the Company shall have five (5) persons on its Board of Managers (the “Board of Managers”). CRG shall have the right to designate two (2) managers (the “Managers”) to the Board of Managers and INTX shall have the right to designate three (3) Managers. Meetings of the Board of Managers shall be conducted as provided in the LLC Agreement, with the Board of Managers acting by simple majority vote except for matters specifically reserved as Minority Protection Rights. The first members of the Board of Managers shall be:

Mr. Michael Stanfield (Chairman)

Mr. Chris Andrews

Mr. John Casey

Mr. John Conyngham

Mr. Mike Horner
     7.2 Committees. Pursuant to the terms of the LLC Agreement, the Board of Managers may, by resolution passed by the approval of the Board of Managers, designate one or more committees, each such committee to consist of one or more of the Managers of the Company. Every committee shall include at least one Manager designated by each of INTX and CRG.
     7.3 Management of the Company; Minority Protection Rights.
          (a) As provided for in the LLC Agreement, the Board of Managers shall, subject only to the Minority Protection Rights set forth below and the terms and conditions of the INTX Management and Services Agreement, determine the policies of the Company and direct the Company’s overall management as specified in this Agreement. Unless otherwise provided for by this Agreement, all actions by the Company shall require the simple majority approval of the Board of Managers.
          (b) The following minority protection rights (the “Minority Protection Rights”) shall apply in respect of the Company and the Subsidiaries such that the Board of Managers may not effect such actions without written approval of both Parties:
               1. Change in Scope or Nature of the Business. The entry into a business that is unrelated to or inconsistent with the Business of the Company.
               2. Sale or Other Disposition of the Business. Except as otherwise provided herein, the sale, assignment, lease or other disposition of all or substantially all of the assets and properties of the Company or any Subsidiary, whether by merger, consolidation, asset disposition or otherwise.
               3. Amendment to LLC Agreement. Any amendment or modification of or to the LLC Agreement, except for amendments that are expressly contemplated by this Agreement or in the LLC Agreement.
               4. Ownership of Screening/ABI. Except as otherwise provided herein, the taking of any action that would cause Screening to be other than wholly-owned by the Company or the taking of any action that would cause ABI to be other than wholly-owned by the Company.
               5. Admission of New Members. The taking of any action (other than otherwise permitted pursuant to this Agreement) that would admit any person or entity as a new Member of the Company, other than CRG, INTX and their respective Affiliates and permitted assigns.
               6. Incurrence of Recourse Debt. The incurrence, including by way of refinancing, of any debt by the Company or any Subsidiary that is other than the best then available financing that is wholly non-recourse to both Parties and each of their respective Affiliates.
               7. Dissolution/Bankruptcy. The dissolution of the Company or the taking of any action which could result in the Bankruptcy of the Company or any Subsidiary.
               8. Additional Reserve Matters. The taking of any of the following actions by the Company or any Subsidiary (with the Parties acknowledging and agreeing that Company shall have the right, at its sole discretion and acting through the Board of Managers, pursuant to the terms of the INTX Management and Services Agreement, or otherwise, to incur such obligations for the account of the Company within such parameters):
                    (a) Any acquisition (or combination of acquisitions) of a business or corporate entity or interest therein in excess of $10 million during a rolling 15 month period; or
                    (b) The incurring of an aggregate amount in excess of $2 million capital expenditures (including capital leases) during any calendar year; or
                    (c) The borrowing of an aggregate amount in excess of $5 million of non-recourse debt for any business purpose during a rolling 15 month period; or
                    (d) Capital calls for the purchase of additional Units of the Company in an amount in excess of $6 million during a rolling 15 month period; or
                    (e) Material amendment of the dividend policy previously adopted; or

                    (f) The hiring or firing of any of the Chairman, CEO, COO or CFO of the Company without prior consultation of both Parties; and further, in the event of any vote by CRG’s representatives on the Board of Managers against a proposed new CEO, the respective CEOs of CRG and INTX will confer and engage in good faith and reasonable efforts to resolve such disagreement.
     7.4 Deadlock. In the unlikely event that the Board of Managers becomes deadlocked over, or because of a lack of a quorum (as defined in the LLC Agreement) is unable to act upon, a particular matter, then the Members shall negotiate in good faith to resolve the dispute. If such negotiations are not successful and if requested by either Party within ten (10) days thereafter, the Parties shall submit the matter in dispute to the chief executive officer of CRG (or the appropriate senior executive at CRG) and the chief executive officer of INTX (or the appropriate senior executive of INTX) for their review and resolution in such manner as they deem necessary or appropriate. The Board of Managers will be bound by any resolution reached by the officers to whom such matter is submitted. In the event the chief executive officers of each Party cannot resolve the dispute submitted to them in a reasonable matter of time, then either Party may require such dispute be resolved in accordance with the dispute resolution provision of Article XI hereof.
     7.5 Access. Each Party agrees to provide the other reasonable access to the operations of the Company, including access to the facilities of either Party in the event the Company is conducting its Business activities on location at either an INTX or CRG facility or the facilities of any of their respective Affiliates. In the event that an employee, consultant, agent or independent contractor of a Party is seconded to or is performing work on behalf of the Venture and works in the facilities of the other Party (or an Affiliate thereof), then such employee, consultant agent or independent contractor shall execute a confidentiality agreement, in the customary form, as determined by the Board of Managers.
     7.6 Management of ABI, Screening. The Parties shall procure that the boards of directors or managers of each of ABI, Screening and other subsidiaries of the Company from time to time shall be constituted in a similar form as the Board of Managers of the Company provided that it is specifically agreed that Angus Sim may be appointed to the Board of Screening.

ARTICLE VIII
FINANCIAL POLICIES
     8.1 Distributions. Except for Tax Distributions as provided for in the LLC Agreement, it is the desire of the Parties that the Company declare and pay out any distributions only with the approval of the Board of Managers acting in their sole discretion, provided that no distributions may be declared or paid until the repayment of all debt obligations of any Subsidiary (other than bank overdrafts or similar trade credit in the ordinary course of business) or the replacement of such debt by a short-term marketable security satisfactory to the relevant creditor. To the extent the Board of Managers determines that such earnings are not needed to finance future growth or otherwise, it will consider distributions in an amount equal to one-third (1/3rd) of excess cash flow, such amount, if any, to be distributed to the Members in accordance with their then-existing Percentage Interests.
     8.2 Loans. In the event that the Board of Managers decides to obtain loans from third parties in order to finance investments in fixed assets and/or to fund working capital requirements, the Parties agree to use their reasonable best efforts to assist the Company in obtaining such loans. Such best efforts commitment on each Party’s part shall not imply a willingness nor an obligation on the part of either Party to guarantee, jointly or severally, any such loans from third parties.
     8.3 Use of Cash. The Company will hold cash, securities and non-operating assets sufficient for current and future ongoing operations. Cash of the Company received from the conduct of the business shall be applied as follows:
          (a) First, to the payment of all operating expenses or debt obligations relating to the Business and all debt obligations of any Subsidiary in accordance with the priority of payment thereof as determined by the Board of Managers;
          (b) Second, to the establishment of reasonable reserves for future operating expenses and growth of the Company (including acquisitions), as determined by the Board of Managers; and
          (c) Third, upon approval of the Board of Managers and pursuant to the terms of the LLC Agreement, to the Parties in accordance with their respective Percentage Interests in the Company.
ARTICLE IX
FISCAL YEAR; BOOKS AND RECORDS; TAX RETURNS
     9.1 Fiscal Year. The fiscal year of the Company shall end on December 31st of each year.
     9.2 Books and Records. Accurate books and accounts of the Company shall be kept or caused to be kept at the principal place of business of the Company or at such other place approved by the Board of Managers. The books shall be kept in accordance with US GAAP, consistently applied, and shall show all items of income and expense. Said books shall be available for inspection by the Parties and their designated agents at all reasonable times.
     9.3 Tax Returns. The Parties shall provide the Company’s accounting firm with all information and documentation necessary to prepare the Company’s tax returns. The Company shall be responsible for preparing all federal (including IRS for the United States and HM Revenue and Customs for the United Kingdom), state and local income tax returns of the Company and shall file such returns after approval by the Board of Managers.
     9.4 Bank Accounts. The funds of the Company shall be deposited in a corporate bank account in the name of the Company, which account shall initially be placed with such bank as shall be mutually agreed to between the Parties. Each check shall require the signature of an authorized signatory. Authorized signatories shall be designated with the approval of the Board of Managers.
ARTICLE X
COMPETITION OR CHANGE OF CONTROL
     10.1 Establishment of Competitive Businesses. As long as a Party remains a Party to this Agreement, and for a period of six (6) month after such Party ceases to be a party to this Agreement, that Party shall not offer, provide, support or endorse employment background screening services for Entities, except through the Venture. The foregoing limitation includes, without limitation, marketing, selling or delivering employment background services, and investing in an Entity, through acquisition, debt or otherwise, except for an investment in less than ten percent (10%) of an Entity’s capital stock, that offers or provides employment background screening services to Entities. Notwithstanding anything to the contrary in the foregoing, however, the limitations set forth in this Section 10.1 do not apply to:
          (a) Professional Due Diligence Investigations;
          (b) Offering, providing, supporting or endorsing any product or service provided or sold by the Company or its Subsidiaries;
          (c) Products or services for which the purpose is verification of the identity of an individual, including without limitation, soft tokens, voice recognition, biometrics, identity verification scoring and other identity authentication technologies used to verify that a person is whom he or she (directly or through his or her agent or representative) represents himself or herself to be;
          (d) Products or services for which the purpose is a legitimate purpose under Section 604 of the U.S. Fair Credit Reporting Act, 15 U.S.C. § 1681b, except for employment purposes; or

          (e) Products or services for which the primary purpose is identity theft or identity fraud protection or prevention, and not employment screening.
     10.2 Change of Control. In the event of a Change in Control of either of the Parties (for the purposes of this Section 10.2, “Parties” shall also be deemed to include CRGH) (the “Acquired Company”), then the Acquired Company shall notify the other Party of any such Change of Control and the identity of the acquiring Person (“Acquiring Company”) as soon as such Change of Control may publicly be announced. Upon receipt of any such notification, the other Party (the “Electing Company”) shall have the right to give notice to the Acquired Company within ninety (90) days after receipt of the Acquired Company’s notice that the Electing Company either: (i) continue the Venture with the Acquiring Company regardless of the Change of Control of the Acquired Company or (ii) undertake the appraisal procedures set forth in Section 6.3 above to determine whether, based on such valuation pursuant to the mechanics set forth therein, it desires to purchase such Units on the price determined by the Appraiser (and in such event the Acquired Company shall be obliged to promptly sell the Units at such price), the closing of such transaction to occur no later than 180 days after receipt by the Electing Company of the Change of Control notice from the Acquired Company.
ARTICLE XI
DISPUTE RESOLUTION
     11.1 Exclusive Nature. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination or validity thereof (a “Dispute”) shall be resolved in accordance with the procedures set forth in this Section 11. These procedures shall be the sole and exclusive process for the resolution of any such Dispute. However, either Party may seek from a court any interim or provisional relief that may be necessary to protect the rights or property (including Confidential Information) of that Party and for relief in the event of a breach or alleged breach of the terms of Section 10.1, pending the arbitral tribunal’s determination of the merits of the controversy.
     11.2 Mediation and Arbitration. If the Dispute has not been resolved by negotiation as provided in Section 7.4 herein, upon the written request of either Party, the Parties agree to endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules, before resorting to arbitration. Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its International Arbitration Rules, and judgment upon an award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The number of arbitrators shall be three, one chosen by each Party with the third, who shall be the chairman, chosen by the two Arbitrators chosen by the Parties. The place of arbitration shall be Washington, D.C., and the language of the proceeding shall be English.

     11.3 Confidentiality. All submissions and proceedings held pursuant to this Section 11 shall be confidential and neither Party nor the mediator or arbitrators may disclose the existence, content, or results of any mediation or arbitration hereunder (save for the purpose of an appeal to court against the arbitration or mediation award) without the prior written consent of both Parties unless otherwise required by law or the court to do so.
ARTICLE XII
MISCELLANEOUS
     12.1 Filing of Agreement. A copy of this Agreement as amended from time to time, shall be filed with the Secretary of the Company for inspection by any prospective purchaser of the Company.
     12.2 Confidentiality.
          (a) In this Section 12.2, “Confidential Information” means information that is disclosed to a party or its Affiliate (each, the “Receiving Party”) by or on behalf of the other party or its Affiliate (each, the “Disclosing Party”) the term of this Agreement, including without limitation know-how, inventions, techniques, processes, algorithms, computer software programs, schematics, financial and business data, projections, marketing plans, product development plans, operational plans and details, and designs. Notwithstanding the foregoing, “Confidential Information” does not include information that:
               (i) Is or becomes generally available to the public through no act or omission of the Receiving Party;
               (ii) Was in the Receiving Party’s lawful possession prior to receipt from the Disclosing Party;
               (iii) Is lawfully disclosed to the Receiving Party by a third party without violation of any right of the Disclosing Party; or
               (iv) Is developed by the Receiving Party without use of the Disclosing Party’s Confidential Information.
          (b) The Receiving Party may not:
               (i) Use the Disclosing Party’s Confidential Information for any purpose other than performance under this Agreement; or
               (ii) Disclose the Disclosing Party’s Confidential Information to any third party without the Disclosing Party’s written consent, except:

                    (A) To the Receiving Party’s attorneys, accountants, financial advisors or board of director members, in each case only under a professional or fiduciary duty of confidentiality to the Receiving Party;
                    (B) To the Receiving Party’s contractor or agent under the contractor’s or agent’s written agreement in substance to use and disclose the information only as permitted under this Agreement; provided the Receiving Party remains liable for any breach of those obligations by its contractor or agent; or
                    (C) As required under applicable law, regulation or court order, or pursuant to a third-party or government subpoena; provided the Receiving Party: (i) gives the Disclosing Party reasonable notice prior to such disclosure; and (ii) makes a reasonable effort to seek confidential treatment for the information disclosed.
     12.3 Definitions. In this Agreement, the following terms shall have the meanings assigned to them below:
          “ABI Shares” shall have the meaning set forth in Section 4.1(c).
          “Affiliates” means, with respect to any specified Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
          “Ancillary Agreements” shall mean, collectively, the LLC Agreement, the CRG Marketing Agreement, the CRG License Agreement, the CRG/Screening Services Agreement, the Hive-down Agreement, the INTX Management and Services Agreement and other agreements entered into in relation to the Hive-down Agreement including, without limitation, the Tax Deed of Covenant.
          “Bankruptcy” shall mean any act, event, and circumstance whereby (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of a Party or of a substantial part of the property or assets of Party under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership, or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for a Party or any substantial part of the property or assets of a Party; or (iii) the winding-up or liquidation of a Party; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or (b) a Party shall save in case of a solvent reconstruction (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership, or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in Part (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for a Party or for a substantial part of the property or assets of a Party, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability, or fail generally to pay its debts as they become due, or (vii) take any action for the purpose of the foregoing.
          “Board of Managers” shall have the meaning set forth in Section 7.1.
          “Business” shall have the meaning set forth in Section 1.7.
          “Business Information” shall have the meaning set forth in the Hive-down Agreement.
          “Business Plan” shall have the meaning set forth in Section 5.2.
          “Capital Contributions” shall mean any property (including cash) contributed to the Company by or on behalf of a Member.
          “Certificate of Formation” means the Company’s Certificate of Formation in the form of Schedule A attached hereto.
          “Change of Control” means the consummation of the first to occur of (i) the sale, lease or other transfer of all or substantially all of the assets of a Party; (ii) the merger or consolidation of a Party within or into another entity or the merger of another entity into a Party or any subsidiary thereof with the effect that immediately after such transaction the stockholders of that Party immediately prior to such transaction hold less than 50% of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the entity surviving such merger of consolidation; (iii) the acquisition by any Person of more than 50% of the voting power of all securities of a Party generally entitled to vote in the election of directors of that Party; or (iv) a Party entering into or implementing an agreement which has the effect of giving any Person equivalent influence over that Party’s actions.
          “Closing” shall have the meaning set forth in Section 3.1.
          “Default Note” shall have the meaning set forth in Section 2.4.
          “Encumbrance” shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge security interest, right of first refusal, or restriction of any kind including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
          “Entity” shall have the meaning set forth in Section 1.7.
          “Force Majeure Event” shall have the meaning set forth in Section 12.13.
          “Hive-down Agreement” shall mean the agreement in the form set forth in Schedule E-4.

          “Hive-down Completion” shall mean the completion of the Hive-down in accordance with the terms and conditions of the Hive-down Agreement.
          “Hive-down Completion Date” shall mean the date of the Hive-down Completion.
          “HMRC” shall mean the Tax Authority known as Her Majesty’s Revenue and Customs.
          “Intangible Assets” shall mean those assets transferred to Screening by CRG pursuant to clause 2.1(a) of the Hive-down Agreement.
          “Intellectual Property” shall mean all patents and applications therefore, copyrights, trademarks, service marks, trade names, mask works and trade secrets including, without limitation, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, source code, object code and technical data.
          “LLC Agreement” means the Company’s Limited Liability Company Agreement in the form of Schedule B attached hereto.
          “LIBOR” means the one-month London Interbank Offered Rate for US Dollars published by the British Bankers Association in the TELERATE screen at or about 11:00 am (London time, on the business day immediately preceded the date of Calculation) reported in the Financial Times as of the date of application thereof.
          “Losses” means damages losses, claims, expenses and proceedings suffered or endured by a Party.
          “Minority Protection Rights” shall have the meaning set forth in Section 7.3(b).
          “Percentage Interest” shall have the meaning set forth in Section 2.2(a).
          “Person” shall mean an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision thereof.
          “Products” shall have the meaning set forth in Section 1.7.
          “Professional Due Diligence Investigation” shall have the meaning set forth in Section 1.7.
          “Screening Shares” shall have the meaning set forth in Section 4.1(c).

          “Subsidiary” shall mean ABI and Screening and any wholly-owned subsidiary of the Company from time to time.
          “Tangible Net Book Value” shall mean total Assets (as defined in the Hive-down Agreement) minus the Goodwill, Business Information, Records and Third Party Claims (as each is defined in the Hive-down Agreement) less all liabilities.
          “Tax” shall mean any form of taxation, levy, impost, duty, charge, contribution or withholding of any kind whether of the United Kingdom or elsewhere including income tax, corporation tax, capital gains tax, inheritance tax, value added tax, sales tax, customs and other import or export duties, excise duties, stamp duty, land tax, stamp duty reserve tax, national insurance, social security or other similar contributions and all penalties, surcharges, fines and interest in relation thereto.
          “Tax Authority” shall mean any taxing or other authority body or official (whether within or outside the United Kingdom) competent to impose, administer or collect Tax.
          “Tax Distributions” shall mean distributions made by the Company pursuant to the LLC Agreement in amounts reasonably estimated to be required by the Parties to pay estimated income tax liability on their respective shares of the income of the Company.
          “Transfer” shall mean, as a noun, any sale, disposition, assignment, pledge, hypothecation, encumbrance, gift, donation, issuance or imposition of, or subjection to, any lien, restriction or limitation, or other disposition, or, as a verb, or transfer of any Units or any interest thereby, whether voluntary or involuntary, including but not limited to, any Transfer by operation of law, by court order. by judicial process, or by foreclosure, levy or attachment.
          “Transfer Regulations” shall mean the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended).
          “Transferred Property” shall have the meaning set forth in Recital C.
     12.4 Termination.
          (a) Generally. This Agreement shall remain in effect until the earlier of:
               (i) The date as of which the Parties hereto shall agree in writing to its termination;
               (ii) The effective date of the earlier of any dissolution or liquidation of the Company;
               (iii) Pursuant to Section 12.13 below; or

               (iv) All the Units of the Company becoming owned by one Party and/or its Affiliates.
          (b) Winding Up and Survival. Upon termination of the Company, the business of the Company will be wound up and liquidated in accordance with the provisions of the LLC Agreement. No Party shall be released from any obligation to the Company or to the other Party arising prior to the termination and liquidation except upon performance of such obligation. The representation and warranties of the Parties made in Article IV of this Agreement shall not survive the termination of this Agreement.
     12.5 Notices Any notice, requests, consents and other communications hereunder shall be deemed sufficiently given by one Party to another if in writing and if and when delivered or tendered either in person, on the date of transmission if sent by confirmed facsimile (or on the next business day if transmission is not made on a business day or prior to 5:00 p.m. local time of the recipient) or the next business day after deposit with an internationally recognized courier service, in a sealed envelope, registered or certified, with postage prepaid, addressed to the person to whom such notice is being given at such person’s address appearing on the records of the Company or such other address as may have been given by such person to the Company for the purposes of notice in accordance with this Section 12.5. A notice not given as above shall, if it is in writing, be deemed given if and when actually received by the Party to whom it is required or permitted to be given.
     12.6 Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.
     12.7 Captions. The captions to the section, subsections and paragraphs in this Agreement are inserted for convenience only and shall not affect the construction or interpretation hereof.
     12.8 Counterparts; Facsimile Transmission. This Agreement and all amendments hereto may be executed in several counterparts and each counterpart shall constitute a duplicate original of the same instrument. Signatures sent to the other parties by facsimile transmission shall be binding as evidence of acceptance of the terms hereof by such signatory party.
     12.9 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be ineffective without affecting any other provision of this Agreement. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be a valid and binding Agreement enforceable in accordance with its terms.
     12.10 Specific Performance. Each of the Parties and CRGH acknowledge that the failure to perform under this Agreement or any of the Ancillary Agreements could cause irreparable injury to the other Party hereto. Accordingly, in the event that any party fails or refuses to carry out any term or provision of any of this Agreement or any of the Ancillary Agreements regarding restrictions on transferability or otherwise or in the event of a breach hereof or thereof, the remaining Party shall be entitled to the remedy of specific performance and to any and all other remedies available to it hereunder.
     12.11 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective representatives, successors, and permitted assigns, in accordance with the terms hereof. Except as otherwise specifically provided herein, neither Party may assign this Agreement without the prior written consent of the other Party except that either Party may, at their sole expense, assign its rights under this Agreement to a wholly-owned subsidiary or the parent corporation of the assigning Party provided, however, that no assignment shall in any way affect a Party’s obligations or liabilities under this Agreement.
     12.12 Modification; Waiver. Except as otherwise specifically provided herein, any amendment, change or modification to this Agreement shall be void unless in writing and signed by all Parties hereto. No failure or delay by a Party hereto in exercising any right, power or privilege hereunder, and no course of dealing between or among any of the Parties, shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.
     12.13 Cross Default. Other than as the result of a Force Majeure Event, if either Party shall fail to observe or perform any of its material obligations or covenants contained in this Agreement or any Ancillary Agreement and such defaulting Party shall not have remedied such default within a reasonable period of time (not to exceed the greater of thirty (30) days or such other period of time as may be provided in such Ancillary Agreement), the non-defaulting Party shall have the right to terminate the Venture and this Agreement. “Force Majeure Event” shall mean any cause of any kind or extent beyond a Party’s control and without fault or negligence, including but not limited to, armed conflict or economic dislocation resulting therefrom; embargoes; inability to obtain labor, raw materials, or transportation; labor difficulties; civil disorders of any kind; action of any civil or military authorities (including priorities and allocations); fires; floods; and accidents.
     12.14 Indemnification.
          (a) Indemnification by CRG. CRG and CRGH shall indemnify, defend and hold harmless INTX and the Company and their respective directors, officers, employees and agents from and against all claims, actions or causes of action (whether sounding in contract, negligence or strict liability), suits and proceedings and all losses, assessments, liabilities, damages, costs and expenses, judgments, or losses incurred in connection therewith (including reasonable attorneys’ fees) for which INTX or the Company or their respective directors, officers, employees or agents may become liable or incur or be compelled to pay, as finally adjudicated by a properly constituted arbitral tribunal, court or an administrative body of competent jurisdiction, and shall defend all actions and proceedings at CRG’s sole expense arising from any breach of a representation, indemnity, warranty or undertaking given by CRG hereunder or in any Ancillary Agreement.

          (b) Indemnification by INTX. INTX shall indemnify, defend and hold harmless CRG and the Company and their respective directors, officers, employees and agents from and against all claims, actions or causes of action (whether sounding in contract, negligence or strict liability), suits and proceedings and all losses, assessments, liabilities, damages, costs and expenses, judgments, or losses incurred in connection therewith (including reasonable attorneys’ fees) for which CRG, the Company or their respective directors, officers, employees or agents may become liable or incur or be compelled to pay, as finally adjudicated by a properly constituted arbitral tribunal, court or an administrative body of competent jurisdiction, and shall defend all actions and proceedings at INTX’s sole expense arising from any breach of a representation or warranty or undertaking given by INTX hereunder or in any Ancillary Agreement.
          (c) Notice. The Party seeking indemnification hereunder (the “Indemnified Party”) shall promptly notify the Party from whom indemnification is being sought (the “Indemnifying Party”) in writing of any claim that the Indemnified Party reasonably considers subject to the indemnity, giving a description in reasonable detail of the relevant facts on which the claim is based. The Indemnified Party shall provide the Indemnifying Party with all reasonable assistance in investigating, defending, and pursuing such claim at the indemnifying Party’s expense. The Indemnifying Party shall not be required to indemnify the Indemnified Party for any settlement entered into without its consent except as specifically provided herein.
          (d) Assumption of Defense of Claim. The Indemnifying Party shall assume the defense of any such claim or any litigation resulting from such claim and shall have absolute control over the litigation, including, but not limited to, the selection of counsel, the legal strategy with respect to the claim, and the settlement of such claim, either before or after litigation has commenced. Notwithstanding the preceding sentence, (a) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party, other than as a result of monetary damages or monetary payment, the Indemnified Party shall have the right, at its own expense, to participate in the defense of such claim, and (b) to the extent any defense applicable to the Indemnified Party shall involve a conflict of interest (other than the requirement of indemnification) with the Indemnifying Party, the Indemnified Party shall have the right to control such defense at the expense of the Indemnifying Party.
          (e) Rights of Indemnified Party to Undertake Defense. If, within a reasonable period of time after notice of any claim, the Indemnifying Party fails to defend such claim, the Indemnified Party shall have the right to undertake the defense, or compromise or settle such claim on behalf of and for the account and at the risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination of the claim.
          (f) Claim of Infringement. In the case of a claim of infringement of any Intellectual Property right, where a court of competent jurisdiction finds such infringement, the Indemnifying Party shall, at its option and expense, use all reasonable efforts either (a) to procure for the Indemnified Party the right to continue to use the product, service or other item as provided for herein, (b) to modify the infringing product, service or other item so that it is non-infringing, without materially altering its performance or function, or (c) to replace the infringing product, service or other item with a substantially equivalent non-infringing item.
     12.15 CRGH Guarantee. The provisions of Schedule J shall apply, it being specifically acknowledged and agreed that INTX is entering into this Agreement and various of the Ancillary Agreements in material reliance on the CRGH guarantee of CRG’s obligations hereunder and thereunder and INTX shall be entitled to the remedy of specific performance thereof in accordance with the provision of Section 12.10 above.
     12.16 Publicity. No press release or announcement concerning the transactions contemplated hereby shall be issued by either Party without the prior consent of the other Party, except as such release or announcement may be required by law, rule or regulation of the NASDAQ Stock Market or any other applicable stock exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance or filing.
     12.17 Entire and Sole Agreement. This Agreement, the Ancillary Agreements and the other exhibits, schedules and agreements referred to herein or therein, constitute the entire agreement between the Parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.
     12.18 Further Assurances. From time to time after the Closing, each Party will execute and deliver such other instruments of conveyance, assignment, transfer, and delivery and take such other action as the other Party or the Company may reasonably request in order to consummate the transactions contemplated hereby.
[THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Control Risk Group Limited

By:

Name:
Title:

Intersections Inc.

By:

Name:
Title:

Control Risk Group Holdings Limited

By:

Name:
Title:

Screening International LLC

By:	Intersections Inc., as Member

Name:
Title:

By:	Control Risks Group Limited, as Member

Name:
Title: